Exhibit 10.2

CWI KEYS HOTEL, LLC

c/o Watermark Capital Partners, LLC

272 E. Deerpath Road, Suite 320

Lake Forest, Illinois

August 29, 2013

Behringer Harvard Funds 15601 Dallas Parkway, Suite 600 Addison, Texas 75001 Attention: Andrew Bruce Telephone: (469) 341-2456	Jones Day 2727 North Harwood Street Dallas, Texas 75201 Attention: Michelle R. Brown Telephone: (214) 969-3673

Northview Hotel Group 36 Narrows Rock Road Westport, Connecticut 06880 Attention: Simon Hallgarten Telephone: (203) 259-1007	Greenberg Traurig LLP 2101 L Street NW Washington, DC 20037 Attention: Nelson F. Migdal Telephone: (202) 331-3100

Five Star Realty Partners LLC 3344 Peachtree Road NE, Suite 2500 Atlanta, Georgia 30326 Attention: Joseph Thomas Telephone: (404) 239-5210

Re:

Purchase and Sale Agreement (the “Agreement”) dated August 16, 2013, by and between BH/NV Hawks Cay Property Holdings, LLC, a Delaware limited liability company (“Seller”), and CWI Keys Hotel, LLC, a Delaware limited liability company (“Purchaser”) relating to that certain destination resort located at 61 Hawks Cay Boulevard, Duck Key, Florida and currently operated as the “Hawks Cay Resort”

Gentlemen:

This letter agreement (this “Letter Agreement”) is entered into to confirm the agreement of the Parties relating to the Due Diligence Period (as defined in the Agreement) and certain other matters, as further set forth herein. All capitalized terms not expressly defined in this Letter Agreement shall have the meanings given such terms in the Agreement.

The Parties hereby agree as follows:

1.         Due Diligence. The first sentence of Section 2.6.1 of the Agreement is hereby amended by deleting therefrom the phrase “the date that is thirty (30) days after the Effective Date” and inserting in place thereof the phrase “September 25, 2013”.  The Due Diligence Period shall expire at 5:00 pm (Pacific) on September 25, 2013; provided, however, Purchaser shall have until the Title Objection Expiration Date to approve all Title Exceptions.

2.         Title.

a.         Section 2.7.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“2.7.1  Promptly after execution of this Agreement, (i) at Purchaser’s sole cost and expense, Purchaser shall cause First American Title Insurance Company (the “Title Company”) to deliver to Purchaser a preliminary title report with respect to the Real Property, together with complete and legible copies of all instruments and documents referred to therein (collectively, the “PTR Exceptions”), and (ii) Seller shall deliver to Purchaser Seller’s existing survey (the “Existing Survey”) with respect to the Resort and all improvements thereon and thereto.  Purchaser may, but shall not be obligated to, at its sole cost and expense, obtain an update to the Existing Survey, together with complete and legible copies of all instruments and documents referred to therein (collectively, to the extent different from the PTR Exceptions, the “Survey Exceptions,” and together with the PTR Exceptions, the “Title Exceptions”). On or prior to 5:00 pm (Pacific) on October 4, 2013 (the “Title Approval Period”), Purchaser may request that Seller cure or remove any Title Exceptions that are not acceptable to Purchaser and that do not constitute Permitted Exceptions.  Seller shall have no obligation to cure or remove such objections of Purchaser but will respond, if at all, to Purchaser’s objection notice no later than two (2) business days after receipt of Purchaser’s notice indicating which, if any, of Purchaser’s objections (not including monetary liens which Seller is obligated to remove), Seller will discharge or remove and the method of such discharge or removal. Failure by Seller to respond within such two (2) day period will constitute Seller’s election not to cure Purchaser’s objections.  Until the later of (a) expiration of the Title Approval Period, or (b) the date that Seller elects or is deemed to have elected not to cure any of Purchaser’s Title Objections (the “Title Objection Expiration Date”), Purchaser may, in its sole and absolute discretion, elect to terminate this Agreement by notice to Seller given on or before such date, whereupon (i) this Agreement shall automatically terminate; (ii) the Escrow Agent shall immediately release and return the Earnest Money to Purchaser; (iii) Purchaser shall pay for the expenses of escrow; and (iv) neither Party shall have any further obligation to the other party hereunder, except each party shall continue to be obligated for the Surviving Obligations.  Following any termination of this Agreement, Purchaser shall (A) return to Seller all documents, surveys or other written information of whatever kind or nature in the possession of Purchaser which have been provided by Seller or Resort Manager in connection with the transaction contemplated herein, except to the extent that Purchaser is required by applicable law to retain such documents, surveys or other written information, and (B) provide Seller with copies of all third party studies, reports and tests commissioned by Purchaser and relating to the Property promptly upon Seller’s request. After the Title Objection Expiration Date, Purchaser shall have no right to terminate this Agreement due to the existence of any Title Exceptions, other than Intervening Liens, including for any Title Exceptions that Purchaser timely objected to in accordance with the provisions hereof that Seller did not agree to cure, remove or address prior to the Title

Objection Expiration Date.  If Purchaser does not terminate this Agreement on or prior to the Title Objection Expiration Date, all Title Exceptions to which Purchaser objected prior to October 4, 2013 which Seller did not agree to cure by the Closing shall be “Permitted Exceptions”.

3.         No Further Modification. Except as modified hereby, the Agreement shall remain in full force and effect, and as modified hereby, the Agreement is ratified and confirmed in all respects.

4.         Representations and Warranties.  Seller and Purchaser each hereby represent and warrant that it has full right, power and authority to enter into this Letter Agreement and that the person executing this Letter Agreement on behalf of Seller and Purchaser, respectively, is duly authorized to do so.

5.         Counterparts; Electronic Signatures.  This Letter Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument.  An executed facsimile or .pdf of this Letter Agreement may be relied upon as having, and shall be deemed to have, the same force and effect as an original.

6.         Governing Law.  This Amendment shall be governed by the laws of the State of Florida, without giving effect to any principles regarding conflict of laws.

(Remainder of this page intentionally left blank)

Please acknowledge your agreement to the terms of this Letter Agreement by having a duly authorized person countersign this Letter Agreement on behalf of Seller and return it to me at your earliest convenience.

Sincerely,

PURCHASER:

CWI KEYS HOTEL, LLC,
a Delaware limited liability company

By:/s/ Michael G. Medzigian
Name:	Michael G. Medzigian
Title:	Chief Executive Officer and President

Agreed to and acknowledged this day of August, 2013.

SELLER:

BH/NV HAWKS CAY PROPERTY HOLDINGS, LLC,
a Delaware limited liability company

By:/s/ Michael J. O’Hanlon
Name:	Michael J. O’Hanlon
Title:	Chief Executive Officer

cc:	Paul Hastings LLP
515 South Flower Street, 25th Floor
Los Angeles, CA 90071
Attn: Rick S. Kirkbride, Esq.

5